Exhibit 10.1

THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION PURSUANT TO
THE SOUTH CAROLINA UNIFORM ARBITRATION ACT

PURCHASE AND SALE AGREEMENT

(Wildewood Country Club and The Country Club at Woodcreek Farms)

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made to be effective as of the 26th day of September, 2008 (the “Effective Date”) by and among WCWW COMMITTEE, LLC, a South Carolina limited liability company, (the “Purchaser”), the address of which is c/o William A. McDougall, 100 Cricket Hill Road, Columbia, South Carolina 29223; and GOLF TRUST OF AMERICA, L.P., a Delaware limited partnership (“GTA”) on behalf of itself and its wholly owned subsidiary GTA STONEHENGE, LLC, a South Carolina limited liability company (“Stonehenge”), the address of which is 10 North Adger’s Wharf, Charleston, South Carolina, 29401-2519 (collectively, the “Seller”).

RECITALS

A.                                   Seller is the fee simple owner of certain real property on which are located golf courses, related improvements and amenities, and personal property in Richland County, South Carolina, commonly known as “Wildewood Country Club” and “The Country Club at Woodcreek Farms” (collectively, the “Club Facilities”), the legal descriptions of which are attached hereto as Exhibit A.

B.                                     GTA Stonehenge, LLC, a wholly owned subsidiary of Golf Trust of America, L.P., is currently managing the operations at the Club Facilities.

C.                                     Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser the Conveyed Property (as defined below) upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the purchase price, and the mutual covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

DEFINITIONS

1.1                                 [reserved]

1.2                                 [reserved]

1.3                                 “Agreement” shall mean this Purchase and Sale Agreement.

1.4                                 “Applicable Law” means any federal, state, or local statute, resolution, ordinance or other law in the jurisdiction where the Land is located without regard to conflict-of-law principles.

1.5                                 “Assignment of Club Documents” shall have the meaning set forth in Section 6.7(a)(ix) below.

1.6                                 “Assignment of Intangible Property” shall have the meaning set forth in Section 6.7(a)(iv) below.

1.7                                 “Board Approval Date” shall have the meaning set forth in Section 5.6(a) below.

1.8                                 “Bill of Sale” shall have the meaning set forth in Section 6.7(a)(iii) below.

1.9                                 “Closing” shall have the meaning set forth in Section 6.1(a) below.

1.10                           “Closing Date” shall mean the date the Closing takes place, which shall be on or before December 8, 2008, or one hundred twenty (120) days after the Effective Date, whichever is later, unless otherwise mutually agreed upon in writing by Seller and Purchaser.

1.11                           “Closing Documents” shall have the meaning set forth in Section 6.7 below.

1.12                           “Club Facilities” shall have the meaning set forth in Recital A above.

1.13                           “Confidentiality Agreement” shall have the meaning set forth in Section 9.5 below.

1.14                           “Conveyed Property” shall have the meaning set forth in Section 2.1 below.

1.15                           “Deed” shall have the meaning set forth in Section 6.7(a)(i) below.

1.16                           “Due Diligence Period” shall have the meaning set forth in Section 4.1 below.

1.17                           “Earnest Money” shall have the meaning set forth in Section 2.4(a) below.

1.18                           “Earnest Money Deposit” shall have the meaning set forth in Section 2.4(a) below.

1.19                           “Effective Date” shall have the meaning set forth in the introductory paragraph to this Agreement.

1.20                           “Escrow Agent” shall mean Chicago Title Insurance Company.

1.21                           “Escrow Agreement” shall mean that certain Escrow Agreement by and among Seller, Purchaser, and Escrow Agent.

1.22                           “Excluded Assets” shall mean those assets listed on Exhibit H attached hereto.

1.23                           “Excluded Obligations” shall have the meaning set forth in Section 2.2 below.

1.24                           “Existing Phase I” shall have the meaning set forth in Section 4.1(a)(ii) below.

1.25                           “Existing Survey” shall have the meaning set forth in Section 4.1(a)(i) below.

1.26                           “Existing Title Commitment” shall have the meaning set forth in Section 4.1(a)(iv) below.

1.27                           “FF&E” shall mean all articles of tangible personal property, whether in use or held in reserve storage for future use in connection with the operation of the Club Facilities located at the Club Facilities, including but not necessarily limited to all golf carts and other vehicles, lawn mowers, ball machines and other driving-range equipment, computers, cash registers and other similar equipment, inventory-control systems, and other fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances, as well as all golf clubs, bags, shoes and other golf equipment for rent, driving range balls, china, glassware, linens, silverware, kitchen and bar small goods, paper goods, guest supplies, cleaning supplies, operating supplies, printing, stationery and uniforms.  A list of FF&E forms part of Exhibit B attached hereto.

1.28                           “Final Statement” shall have the meaning set forth in Section 6.2 below.

1.29                           “Food and Beverages” shall mean all food and beverages (alcoholic and non-alcoholic) whether in use or held in reserve storage for future use in connection with the operation of the Club Facilities in the ordinary course of the business of operating the Club Facilities.

1.30                           “Food and Beverages Cost” shall mean the actual cost of all fresh first quality Food and Beverages which are unopened or otherwise in the condition as delivered and ready for use, excluding the cost of all items which are opened.

1.31                           “Club Contracts” shall mean all golf pro, tennis pro, and other employment contracts, management agreements, membership agreements, priority tee time agreements and other similar agreements affecting the use and operation of the Club Facilities, group, frequent player or other similar discount arrangements or commitments, group, tournament and other facilities and clubhouse bookings and reservation agreements, water, sewer or other utility agreements, landscaping, maintenance and other service contracts, union contracts, collective bargaining agreements, employee benefit plans, golf cart, maintenance equipment, telephone and other equipment leases, and other contracts or agreements relating to the maintenance, operation, provisioning or equipping of the Club Facilities, together with all related written warranties and guaranties.  A list of all Club Contracts is attached hereto as Exhibit K.

1.32                           “Club Employees” shall mean all golf pros, instructors, staff and other persons employed by Seller to operate the Club Facilities.  A list of all Club Employees as of the Effective Date, their current annual compensation, accrued vacation and sick leave, together with a list of all employment contracts and all pension, bonus, profit-sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which Seller is a party or by which Seller is bound is attached hereto as Exhibit 6.3.

1.33                           “GTA” shall mean Golf Trust of America, L.P., a Delaware limited partnership on behalf of itself and its wholly owned subsidiary GTA Stonehenge, LLC, a South Carolina limited liability company.

1.34                           [reserved]

1.35                           “Gross Revenue” shall have the meaning set forth in Section 2.4(d) below.

1.36                           “Improvements” shall have the meaning set forth in Section 2.1(a) below.

1.37                           “Indemnification Claim” shall have the meaning set forth in Section 8.4(a) below.

1.38                           “Indemnitee” shall have the meaning set forth in Section 8.4(a) below.

1.39                           “Indemnitor” shall have the meaning set forth in Section 8.4(a) below.

1.40                           “Intangible Property” shall mean Club Contracts, Permits, and Space Leases as well as all group history, group contracts, tee times history, list of future bookings, an annual member list, all proprietary rights Seller may have with respect to the use of the Property, all trade names, trade marks, service marks, and logos, all product and service warranties and guaranties, and the goodwill of the business and other assets, books, records, and telephone numbers, transferable licenses for computer programs, software, websites, domain names, other intellectual property, and all other contract, property and other intangible rights belonging to or otherwise used in the use, ownership and operation of the Club Facilities (including but not limited to the use of the name “Wildewood Country Club”, “The Country Club at Woodcreek Farms” and all derivatives thereof).  A list of Intangible Property not otherwise listed on Exhibits I, J, K and L, is attached hereto as Exhibit C.

1.41                           [reserved]

1.42                           “Knowledge” or “knowledge” shall have the meaning set forth in Section 5.3 below.

1.43                           “Land” shall have the meaning set forth in Recital A above and more particularly described in Exhibit A attached hereto and made a part hereof.

1.44                           “Liquor Licenses” shall have the meaning set forth in Section 9.1 below.

1.45                           “Liquor Applications” shall have the meaning set forth in Section 9.1 below.

1.46                           “Losses” shall have the meaning set forth in Section 8.1 below.

1.47                           “Members” shall mean any persons or entities who have been granted special playing or other use privileges at the Club Facilities.  Lists of all Members of each Golf Course with their particular use rights are attached hereto as Exhibit L.

1.48                           “Mineral Rights” shall have the meaning set forth in Section 2.1(f).

1.49                           “Mutual Closing Condition” shall have the meaning set forth in Section 5.8 below.

1.50                           “Patron Property Inventory” shall have the meaning set forth in Section 5.4(c) below.

1.51                           “Payables” shall have the meaning set forth in Section 6.2(e) below.

1.52                           “Permitted Exceptions” shall have the meaning set forth in Section 4.3 below.

1.53                           “Permits and Licenses” shall have the meaning set forth in Section 2.1(d) below.

1.54                           “Permits” shall mean all licenses, permits, certificates of occupancy, authorizations and approvals used in or relating to the ownership, occupancy or operation of any part of the Club Facilities, including, without limitation, those necessary for the sale and on-premises consumption of liquor and other alcoholic beverages, if any.  A list of all Permits is attached hereto as Exhibit I.

1.55                           “Personal Property” shall mean all Tangible Personal Property and Intangible Property related to the Club Facilities, other than the Excluded Assets.

1.56                           [reserved]

1.57                           “Preliminary Statement” shall have the meaning set forth in Section 6.2 below.

1.58                           “Post-Closing Expenses” shall have the meaning set forth in Section 6.2(e) below.

1.59                           “Prepaid Membership Deposits” shall have the meaning set forth in Section 6.2(h) below.

1.60                           “Pro Shops” shall mean all the golf and tennis pro shops located at the Club Facilities.

1.61                           “Pro Shop Inventory” shall mean the merchandise located in any Pro Shops or similar facility and held for sale in the ordinary course of business, including, without limitation, all golf clubs, bags and balls and other golf equipment, all golf shirts, hats and shoes, tennis racquets, tennis shoes, tennis apparel, and other items of clothing held for sale in and from the Pro Shops in the ordinary course of operating the Pro Shops.

1.62                           “Pro Shop Inventory Cost”  shall mean the actual cost of all brand new unused first quality golf and tennis equipment and apparel and other inventory stocked in the Pro Shops constituting Pro Shops Inventory, excluding the cost of all items not in a condition to be sold at full retail prices.

1.63                           “Property” shall have the meaning set forth in Section 2.1(a) below.

1.64                           [reserved]

1.65                           “Purchase Price” shall have the meaning set forth in Section 2.4 below.

1.66                           [reserved]

1.67                           “Purchaser” shall mean WCWW Committee, LLC, its successors and assigns, including any affiliated non-profit entity organized by WCWW Committee, LLC and designated as the entity that shall acquire title to the Property and honor the obligations of Purchaser hereunder.

1.68                           “Purchaser Closing Conditions” shall have the meaning set forth in Section 5.7 below.

1.69                           “Purchaser Due Diligence Materials” shall mean all reports, tests, documents, materials or other material or information, however obtained, related in any way to or about the Conveyed Property possessed by Purchaser prior to the Closing Date including those referenced in Section 4.1(c) but excluding the Seller Due Diligence Materials.

1.70                           “Purchaser Indemnitees” shall have the meaning set forth at Section 8.1 below.

1.71                           “Receivables” shall have the meaning set forth in Section 6.2(k) below.

1.72                           “Revenues” shall mean all revenues of any kind or nature derived by the Seller from the ownership, rental, use and/or operation of the Club Facilities, which revenues include, but are not limited to, (i) membership dues and initiation fees, (ii) periodic membership dues, (iii) green fees, (iv) fees to reserve a tee time, (v) guest fees, (vi) golf cart rentals and trail fees, (vii) parking lot fees, (viii) locker rentals, (ix) fees for golf club storage, (x) fees for the use of swim, tennis or other facilities, (xi) charges for range balls, range fees, or other fees for golf practice facilities, (xii) revenue derived from the operation of snack bars, restaurants, bars, catering functions, and banquet operations, or photography or other services (whether or not such revenue is directly derived by Seller or from amounts paid to Seller by any lessee, subtenant, concessionaire, or licensee), (xiii) fees or other charges paid for golf or tennis lessons, (xiv) fees or other charges for fitness centers, (xv) forfeited deposits with respect to any membership application, (xvi) transfer fees imposed on any member in connection with the transfer of any membership interest, (xvii) fees or other charges paid to Seller by sponsors of tournaments at the Club Facilities, (xviii) advertisements or placement fees paid by vendors in exchange for exclusive use or name rights at the Club Facilities, (xix) fees received in connection with any golf package sponsored by any hotel group, condominium group, golf association, travel agency, tourist or travel association or similar payments, (xx) reimbursed expenses received from homeowner’s associations, and (xxi) usage, food and beverage, merchandise and other income.

1.73                           “Security Deposits” shall have the meaning set forth in Section 6.2(h).

1.74                           “Seller” shall mean collectively Golf Trust of America, L.P. and its wholly owned subsidiary GTA Stonehenge, LLC.

1.75                           “Seller Closing Conditions” shall have the meaning set forth in Section 5.6 below.

1.76                           “Seller Due Diligence Materials” shall have the meaning set forth in Section 4.1(a) below.

1.77                           [reserved]

1.78                           “Seller Indemnitees” shall have the meaning set forth in Section 8.2 below.

1.79                           “Space Leases” shall mean all pro shop, restaurant and other leases, licenses, concessions and other agreements (written or oral) for the occupancy of space at the Club Facilities.  A list of all Space Leases, and a summary of their terms and status, is attached hereto as Exhibit J.

1.80                           “Survival Period” shall have the meaning set forth in Section 8.3(a) below.

1.81                           “Tangible Personal Property” shall mean all FF&E, Food and Beverages, and Pro Shop Inventory.  A list of Tangible Personal Property is attached hereto as Exhibit B.

1.82                           “Title Commitment” shall have the meaning set forth in Section 4.2(a) below.

1.83                           “Title Company” shall have the meaning set forth in Section 4.2(a) below.

1.84                           “Trade-Outs” shall have the meaning set forth in Section 6.2(h) below.

ARTICLE II

Purchase and Sale; Consideration

2.1                                 Agreement For Purchase and Sale.  Seller agrees to sell, grant, convey and deliver to Purchaser, and Purchaser agrees to purchase and accept the Conveyed Property for the Purchase Price (as defined in Section 2.4 below) and on the terms and conditions set forth herein, together with the legal and/or beneficial rights to the following pertaining to the Conveyed Property:

a.                                       The Land and all buildings and other improvements situated thereon, including, but not limited to the clubhouses, maintenance buildings, golf practice facilities, tennis facilities, and swimming facilities (collectively, the “Improvements”) (hereinafter the Land and Improvements thereon shall collectively be referred to as the “Property”);

b.                                      All and singular the rights and appurtenances pertaining thereto, including, but not limited to, any right, title and interest of Seller in and to adjacent streets, roads, alleys, easements and rights-of-way;

c.                                       All Tangible Personal Property and other personal property located on the Property, including, but not limited to, the tangible personal property more particularly described on Exhibit “B” attached hereto and made a part hereof, excluding the Pro Shop Inventory;

d.                                      All of Seller’s other permits, rights, licenses, interests and properties pertaining thereto, to the extent the same are assignable, including, without limitation, all of Seller’s right, title and interest in and to all water and sewer connections, development rights, including any vested rights, concurrency rights, zoning rights and site plan rights relating thereto, including without limitation the permits and licenses more particularly described in Exhibit “I” attached hereto and made a part hereof (the “Permits and Licenses”);

e.                                       All water rights, riparian rights, appropriative rights, water allocations and water stock, or equivalent (collectively, the “Water Rights”);

f.                                         All of Seller’s right, title and interest (if any) in and to all minerals, oil, gas and other hydrocarbons located in or beneath the Land, along with all rights to surface and subsurface entry (collectively, the “Mineral Rights”);

g.                                      All rights in and to any Intangible Property at or related to the Property (including the Liquor Licenses);

h.                                      All rights in and to the Property; and

i.                                          All product and service warranties and guaranties.

The above-described Land, Improvements, Tangible Personal Property, Permits and Licenses, Water Rights, Mineral Rights, Intangible Property, appurtenances, personalty, property, rights, interests and properties and property referenced in Subsections a through i of this Section 2.1 are hereinafter collectively sometimes referred to as the “Conveyed Property” (which is synonymous with the “Club Facilities”).  The Conveyed Property shall exclude the Excluded Assets.

2.2                                 Assumption of Obligations.  Seller acknowledges that it will continue to be responsible for any of Seller’s liabilities or obligations related to the Conveyed Property arising and accruing prior to the Closing Date, unless otherwise expressly agreed to herein.  The Purchaser agrees to assume all of Seller’s rights, duties, and obligations under the Space Leases, the Club Contracts, and the Permits, accruing from and after the Closing Date, except for those obligations expressly excluded in Exhibit 2.2 attached hereto (the “Excluded Obligations”), which shall remain the obligations of the Seller from and after the Closing Date.  The assignment and assumption of such rights and obligations shall be evidenced in the Assignment of Intangible Property.

2.3                                 [Reserved].

2.4                                 Purchase Price.  The total purchase price (the “Purchase Price”) to be paid to Seller by Purchaser for the Conveyed Property is Four Million One Hundred Thousand ($4,100,000) Dollars, subject to all credits, adjustments and prorations called for herein.  The Purchase Price shall be paid by Purchaser as follows:

a.                                       Delivery of Earnest Money Deposit.  On or before three (3) business days following the Effective Date, Purchaser shall deliver or has delivered to Escrow Agent by wire transfer of immediately available good funds the amount of $41,000, and such amount (together with any interest earned thereon) shall be considered earnest money (the “Earnest Money Deposit”) under this Agreement and shall be fully refundable to Purchaser during the Due Diligence Period in the event Purchaser chooses not to proceed with the purchase hereunder.  The Earnest Money Deposit, as applicable, shall be referred to herein as the “Earnest Money”.  Subject to the provisions of Article 5 below and Purchaser’s right to terminate this Agreement in its sole and exclusive discretion under Section 4.1(d), the Earnest Money shall be non-refundable to Purchaser in the event that Purchaser does not close under this Agreement in accordance with the terms of this Agreement.  In the event that one of the Purchaser Closing Conditions or Mutual Closing Condition is not satisfied prior to Closing, or termination of this Agreement for any other reason except default by Purchaser, the Earnest Money shall be refundable to Purchaser.

ANY EARNEST MONEY PAID TO OR RETAINED BY SELLER AS LIQUIDATED DAMAGES UNDER THIS AGREEMENT SHALL BE SELLER’S SOLE MONETARY REMEDY IF PURCHASER FAILS TO CLOSE THE PURCHASE OF THIS PROPERTY.  THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER’S ACTUAL MONETARY DAMAGES IN SUCH EVENT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE LIQUIDATED DAMAGES (I.E., THE VALUE OF THE EARNEST MONEY) STATED ABOVE REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES.  THE PAYMENT OF ANY SUCH DEPOSIT BY PURCHASER TO SELLER AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

b.                                      Payment of Purchase Price.  At Closing, Purchaser shall pay to Seller the Purchase Price, in cash (i) less the Earnest Money, which shall be remitted by the Escrow Agent to Seller at Closing and credited against the Purchase Price, (ii) plus or minus adjustments and prorations as provided in Section 6.2.

c.                                       Food and Beverages and Pro Shop Inventory.  In addition to the foregoing, at Closing, Purchaser shall pay cash for Food and Beverages Cost and Pro Shop Inventory Costs as described in Section 6.2(b).

d.                                      Contingent Value Rights. In addition to the foregoing, Seller and Purchaser agree to the following three contingent incentive payments (“Contingent Value Rights”), each of which is independent of the others:

(i)                                     If Purchaser’s Gross Revenue in the year ending 12/31/2009 equals or exceeds $6.2 million, then Purchaser shall pay to Seller the sum of $200,000.

(ii)                                  If Purchaser’s Gross Revenue in the year ending 12/31/2010 equals or exceeds $7.2 million, then Purchaser shall pay to Seller the sum of $200,000.

(iii)                               If Purchaser’s Gross Revenue in the year ending 12/31/2011 equals or exceeds $8.2 million, then Purchaser shall pay to Seller the sum of $200,000.

Any payment earned hereunder shall be due and payable on or before February 1 of the year following (e.g., on or before 2/01/2010 for calendar year 2009, etc.).  As utilized herein, “Gross Revenue” is defined as revenue from club dues, merchandise sales, green fees, private functions, food sales and any and all club operating revenue, but excluding equity membership receipts, initiation fees, and proceeds from loans.  During the period from Closing through 12/31/2011, Seller upon request from Purchaser would provide consulting services pertaining to Seller’s historical lines of business, vendor relationships, property-specific issues, and industry-wide opportunities, as well as input on general financial and operational matters.  In the event that Michael Pearce no longer serves as Seller’s CEO or is otherwise unavailable and is not replaced by an alternative executive reasonably acceptable to Purchaser, then Purchaser shall have the option of terminating any remaining unearned Contingent Value Rights.

2.5                                 Allocation of Purchase Price.  Seller and Purchaser agree to cooperate in allocating the Purchase Price between land and improvements, the buildings, and equipment and other personal property prior to the Closing Date.

ARTICLE III

[Reserved]

ARTICLE IV

Due Diligence Period; Contingencies; Critical Dates

4.1                                 Due Diligence Period.  During the period of time beginning on the Effective Date and ending ninety (90) days after the Effective Date (“Due Diligence Period”), Purchaser shall have the following due diligence rights concerning the Property:

	a.	Seller shall provide Purchaser the following items within five (5) business days after the Effective
Date:

i.

Surveys related to the Property dated March 16, 2004 for The Country Club at Woodcreek Farms and March 17, 2004 for Wildewood Country Club, and prepared by United Design Services, Inc. (the “Existing Survey”);

	ii.	Phase I environmental report related to the Property, dated February 28, 2004, and prepared by Arm Environmental Services (the “Existing Phase I”);

	iii.	Seller’s operating reports for three (3) fiscal years prior to the Effective Date;

	iv.	Commitment for ALTA Loan Policy and for ALTA Owner’s Policy, issued by Chicago Title Insurance Company with an effective date of October 1, 2005 (the “Existing Title Commitment”);

	v.	a list of FF&E attached or to be attached hereto as Exhibit B;

	vi.	a list of Excluded Assets attached or to be attached hereto as Exhibit H;

	vii.	a list of Excluded Obligations attached or to be attached hereto as Exhibit 2.2;

	viii.	a list of all Members of the Club with their particular use rights attached or to be attached hereto as Exhibit L;

	ix.	a list of all Club Contracts attached or to be attached hereto as Exhibit K and copies of the Club Contracts;

	x.	a list of all Space Leases attached or to be attached hereto as Exhibit J, and copies of the Space Leases;

	xi.	a list of the Patron Property Inventory attached or to be attached hereto as Exhibit 5.4(c);

xii.	a list of Club Employees attached or to be attached hereto as Exhibit 6.3;

xiii.	a list of claims or litigation against Seller by Club Employees or any other parties attached or to be attached hereto as Exhibit 5.1(b) or Exhibit 5.1(i), respectively;

xiv.	a list of any work that may give rise to a mechanic’s lien attached or to be attached as Exhibit 5.1(k); and

xv.	the most recent title policy(ies) covering the Property.

The materials described in this Section 4.1, collectively, shall be referred to herein as the “Seller Due Diligence Materials”.

b.                                      Purchaser shall be entitled to review and either accept or reject anything contained in the Seller Due Diligence Materials.  Any objection to any portion of the Seller Due Diligence materials shall be presented to Seller in writing detailing the bases for the objection.  Subject to the provisions of Section 4.2, any objection to any portion of the Seller Due Diligence Materials not presented to Seller on or before thirty (30) days after the Effective Date shall be deemed waived.

c.                                       Purchaser is entitled to inspect all pertinent books, records, proformas, plans, and cost estimates, as well as any other documents, surveys, building plans, leases, contracts, environmental permits, title policies, and other materials relevant to the Conveyed Property, and may undertake or cause to have undertaken, at Purchaser’s sole cost and expense, whatever tests, studies and due diligence investigations related to the Club Facilities as Purchaser may determine in Purchaser’s sole discretion and obtain written reports thereon, including without limitation structural investigation of all buildings located on the Conveyed Property, soil testing, update of the Existing Survey or Existing Phase I Report (the “Purchaser Due Diligence Materials”).  On or before thirty (30) days after the Effective Date, Purchaser shall furnish Seller a copy of an updated Existing Phase I and notify Seller of its objections to any matters contained in the updated Existing Phase I.  In the event Purchaser determines that a Phase II environmental report is necessary, Purchaser, at its expense, must order the Phase II environmental report within three (3) business days of its receipt of the updated Existing Phase I.

d.                                      If, Purchaser, in its sole and absolute discretion, timely rejects any item contained in either the Seller Due Diligence Materials or the Purchaser Due Diligence Materials or otherwise chooses not to proceed with the purchase hereunder in its sole and absolute discretion, Purchaser’s sole remedy and right shall be to terminate this Agreement by delivering written notice of termination to Seller before the end of the Due Diligence Period, in which case this Agreement shall be of no further force and effect and the Earnest Money shall be promptly returned to Purchaser.

4.2                               Title Insurance and Survey.

a.                                       On or before ten (10) days after the Effective Date, Seller shall obtain, at its sole cost and expense, a commitment, for Purchaser for the issuance of a policy of title insurance (the “Title Commitment”) applicable to the Club Facilities dated no earlier than the date hereof, from Chicago Title Insurance Company or an alternate title insurance company approved by Purchaser (the “Title Company”).  The Title Commitment shall contain no exceptions relating to mechanic’s liens, possession, judgments, filled lands, gap or other exceptions not reasonably acceptable to Purchaser, and Seller shall execute such standard documents as may be required by the Title Company to remove all such exceptions.  General exceptions one through four shall be deleted from the Title Commitment.  In the event Purchaser within said ten-day period fails to acquire an updated survey or a waiver of the requirement of an updated survey as set forth in Section 4.2(c), the Title Commitment shall include a full survey exception.

b.                                      Purchaser shall review the Title Commitment within ten (10) days of receipt thereof and notify Seller within such ten (10) day period of its objections, if any, to any matters affecting title to the Club Facilities, reasonably objected to by Purchaser (the “Unpermitted Title Matters”); provided, however, that any item appearing in the Existing Title Commitment or Existing Survey must be objected to as provided in the above Section 4.1.  Seller shall have until the Closing Date to remedy or remove objection(s) timely made by Purchaser to Purchaser’s reasonable satisfaction.  Seller agrees that it will use its good faith diligent efforts to remove or make acceptable to Purchaser any Unpermitted Title Matter to Seller’s title to the Club Facilities.  If Seller shall fail despite such good faith diligent efforts to remove or make acceptable any Unpermitted Title Matter then, at Purchaser’s option, this Agreement shall be null and void and all further obligations of the parties hereunder shall cease.  In such event, the Earnest Money shall be promptly returned to Purchaser.

c.                                       Purchaser shall, at its own expense, contract to have an updated survey of the Club Facilities, which shall be certified to Purchaser, Title Company and any designee of Purchaser; provided, however, that in the event Purchaser within five business days of the Effective Date provides Seller (i) a commitment from a title insurance company to insure title based on the Existing Surveys without a full update as long as an inspection letter is available and (ii) Purchaser’s proposed lender confirms in writing that an updated Existing Survey will not be required by Purchaser’s proposed lender based on the title insurance being available without a standard survey exception, no updated Existing Surveys need be obtained as long as the required inspection letter is provided to Seller within the time period otherwise set forth to provide the updated Existing Surveys.  If an updated survey is determined to be necessary, Purchaser shall provide Seller with the updated Existing Surveys on or before forty-five (45) days after the Effective Date.  Within said forty-five (45) day period, Purchaser shall notify Seller of any survey matters to which Purchaser objects; provided, however, that any item must be objected to as provided in the above Section 4.1.  Seller shall have until the Closing Date to remedy or remove objection(s) timely made by Purchaser to Purchaser’s reasonable satisfaction.  If Seller shall fail despite such good faith diligent efforts to remove or make acceptable any such objections to the survey then, at Purchaser’s option, this Agreement shall be null and void and all further obligations of the parties hereunder shall cease.  In such event, the Earnest Money shall be promptly returned to Purchaser.

4.3                                 The Title Commitment shall be supplemented and updated through the Closing and the recording of the Deed, and the Title Company shall deliver a marked and initialed commitment to Purchaser, concurrently with the Closing, indicating that upon recording of the Deed, the Title Company will issue the title policy to Purchaser insuring that fee simple title to the Club Facilities shall be vested in Purchaser, subject only to those matters set forth in the Title Commitment and not objected to by Purchaser in writing during the Due Diligence Period (the “Permitted Exceptions”).

4.4                                 Critical Dates.  Concurrent with the Due Diligence Period, the parties have agreed on certain other benchmark dates (“Critical Dates”):

a.                                       Environmental.  On or before the 30th day following the Effective Date, the Purchaser shall furnish Seller a copy of an updated Existing Phase I and notify Seller of its objections to any matters contained in the updated Existing Phase I as set forth in Section 4.1.c.

b.                                      Survey.  If an updated Existing Survey is required, on or before the 45th day following the Effective Date, the Purchaser shall provide Seller with an updated Existing Survey and in any event notify Seller of any matters reflected in the survey and objected to by Purchaser as set forth in Section 4.2.c

c.                                       Equity.  On or before the 70th day following the Effective Date, the Purchaser shall provide to Seller satisfactory evidence that a minimum of $500,000 of participating member equity funds have been delivered in trust to the escrow account established by Purchaser for application to the purchase price at Closing.

d.                                      Commitment Letter from Lender.  On or before the 90th day following the Effective Date, the Purchaser shall provide to Seller a copy of a commitment letter from a banking institution for the portion of the purchase price that Purchaser proposes to finance (the “Borrowed Funds”).  The commitment letter shall be accompanied by (i) an updated statement of participating member equity funds being held by the Escrow Agent, and (ii) a statement by Purchaser that the commitment letter has been accepted by Purchaser and that the participating member equity funds and the Borrowed Funds available through the loan commitment are sufficient to satisfy the Purchaser’s obligation at Closing.

e.                                       Closing.  On or before the 120th day following the Effective Date, the Purchaser shall close the transaction.

ARTICLE V

Representations, Warranties, Covenants and Conditions Precedent

5.1                               Seller’s Representations and Warranties.  Each matter set forth in this Section 5.1 is warranted to be true and correct as of the date hereof and as of the Closing Date.  The representations, warranties and covenants shall survive Closing and the delivery of the Deed as limited by the terms of Section 8.3(a).  Prior to Closing, Seller shall notify Purchaser if Seller learns of any fact or circumstance that causes, or has a reasonable likelihood of causing, a representation or warranty of Seller’s hereunder to be materially untrue or misleading.  Seller acknowledges and agrees that the following representations, warranties and covenants in this Section 5.1 are a material inducement to Purchaser executing this Agreement and without the representations, warranties and covenants, Purchaser would not have entered into this Agreement:

a.                                       Seller’s execution of and performance under this Agreement is made pursuant to authority validly and duly conferred upon Seller.  This Agreement constitutes a legal, valid and binding obligation of Seller enforceable in accordance with its terms.  This Agreement and the transaction herein contemplated will not conflict with or result in a breach under any agreement or instrument by which Seller or the Conveyed Property is presently bound, and will not constitute a violation of any applicable law, rule, regulation, judgment, order or decree of any governmental entity or court to which Seller or the Property is subject.  Golf Trust of America, L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to do business in the State of South Carolina.  GTA Stonehenge, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of South Carolina and is authorized to do business in the State of South Carolina.

b.                                      There are no pending or threatened matters of litigation, administrative actions or arbitration pending against the Seller in respect to the Conveyed Property, or any pending or threatened eminent domain, condemnation proceeding or governmental taking of the Conveyed Property or any part thereof and no general assignment or insolvency proceedings are pending or threatened against Seller other than as set forth on Exhibit 5.1(b).  As of the Effective Date, Seller has no knowledge to believe that the information being submitted to Purchaser in the Seller Due Diligence Materials is materially inaccurate.  As of the Effective Date and the Closing Date, to the best of Seller’s knowledge, other than as may be indicated in the attached Exhibits, the Club Contracts or other contracts affecting the Property are in good standing.  As of the Effective Date, to the best of Seller’s knowledge there are no pending or threatened matters of litigation, demands, administrative actions or arbitration pending by or against Seller in respect to any of the Club Contracts or other contracts affecting the Property.  Seller shall immediately notify Purchaser of a change in the factual status of its representations in the event any of its representations are no longer true.

c.                                       Seller has good and marketable title to the Land and Improvements, free and clear from any liens and encumbrances except as disclosed in this Agreement, the Exhibits, the Seller Due Diligence Materials, or the Purchaser Due Diligence Materials.  Unless expressly indicated, Seller has not transferred or leased any of the Land, Improvements, Tangible Personal Property or Intangible Personal Property that it owns, and the sale, transfer or lease of personal property is in the ordinary course of business.

d.                                      Seller has not entered into any agreements with any third parties relating to the right to use the Conveyed Property except for matters set forth in the Club Contracts.

e.                                       Seller has no knowledge of nor has received any actual notice that it is or may be liable for the release or threatened release of any hazardous materials or violations of environmental laws in connection with the Conveyed Property.

f.                                         Seller shall execute and deliver a quit-claim Bill of Sale to Purchaser for all Tangible Personal Property and a quit-claim Assignment of Intangible Property for all Intangible Property, but makes no representations or warranties regarding the ownership in such property, but has no notice of any encumbrances or liens or claims of title which have not been otherwise disclosed to Purchaser by Seller in this Agreement, the Exhibits, and/or the Seller Due Diligence Materials.

g.                                      Seller has duly filed in proper form all federal, state, and local income, franchise, sales, and other tax returns and all other reports required to be filed by law or any applicable rule, regulation, order, writ or decree or any court or governmental department, commission, board, bureau, agency or instrumentality.  All taxes, fees, charges, premiums and assessments of whatsoever nature, upon or related to any of the Conveyed Property or the operation thereof (including all employment related obligations), which are due or payable, have been paid, other than those payable without penalty or interest and for the payment of which, in respect of all periods prior to Closing hereunder, adequate provision has been made.  All returns and reports required to be filed, and all taxes, fees, and assessments required to be paid prior to the Closing will have been filed or paid, prior to the Closing.  There are no tax audits pending nor any outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state or local income tax return for any period.  To Seller’s best knowledge, no tax deficiencies have been determined nor proposed tax assessments charged against Seller (nor is there any basis therefor).

h.                                      There are no claims against Seller and no litigation to which Seller is a party existing as of or arising after the Effective Date involving past or present Club Employees and/or union or labor disputes, except as set forth in the “Employee Claims Schedule” attached hereto as Exhibit 5.1(i).

i.                                          There are no contracts with labor unions applicable to the Club Facilities.

j.                                          There are currently no pending, and Seller has no knowledge of any threatened, lawsuits or administrative proceedings against Seller or to which any of the Conveyed Property is subject except as may be disclosed to Purchaser by Seller in Exhibit 5.1(b) and Exhibit 5.1(i).

k.                                       To the best of Seller’s knowledge, no work has been performed or is in progress by Seller at and no material has been furnished to the Land or Improvements, which might give rise to mechanic’s, materialman’s, or other liens against such real estate, improvements or personalty or any portion of the Conveyed Property except as may be disclosed to Purchaser by Seller in Exhibit 5.1(k).

5.2                                 Representations and Warranties of Purchaser.  Each matter set forth herein is warranted to be true and correct as of the date hereof and as of the Closing Date.  The representations, warranties and covenants shall survive Closing and the delivery of the Deed as limited by the terms of Section 7.3(a).  Prior to Closing, Purchaser shall notify Seller if Purchaser learns of any fact or circumstance that causes, or has a reasonable likelihood of causing, a representation or warranty of Purchaser’s hereunder to be materially untrue or misleading.  Purchaser acknowledges and agrees that the following representations, warranties and covenants are a material inducement to Seller executing this Agreement and without the representations, warranties and covenants, Seller would not have entered into this Agreement:

a.                                       Purchaser’s execution of and performance under this Agreement is made pursuant to authority validly and duly conferred upon Purchaser.  This Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms.  This Agreement and the transaction herein contemplated will not conflict with or result in a breach under any agreement or instrument by which Purchaser is presently bound, and will not constitute a violation of any applicable law, rule, regulation, judgment, order or decree of any governmental entity or court to which Purchaser is subject.

b.                                      WCWW Committee, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of South Carolina and is authorized to do business in the State of South Carolina.

c.                                       If Seller has knowledge prior to Closing of a breach of any representation or warranty made by Purchaser in this Agreement and Seller nevertheless elects to close this transaction, such representation or warranty by Purchaser with respect to such matter shall be deemed to be modified to reflect such Seller’s knowledge.

5.3                                 Knowledge. “Knowledge” or “knowledge” as used herein means (i) the actual knowledge of the Seller, and expressly excluding (A) any matter disclosed in any exhibits or schedules to this Agreement; (B) any matter related to the Conveyed Property for which Purchaser has actual knowledge; (C) any matter disclosed in any Seller Due Diligence Materials or any other documents or materials provided by Seller to Purchaser prior to Closing, and (D) any matter disclosed in the Purchaser Due Diligence Materials; and (ii) with respect to Purchaser, the actual knowledge of the Purchaser.

5.4                               Additional Covenants.  In addition to other covenants contained in this Agreement, Seller and Purchaser, as applicable, covenant and agree as follows:

a.                                       No Leases.  Prior to Closing, Seller shall enter into no material leases or agreements affecting the Club Facilities or rent any portion of the Club Facilities, unless it has the consent of Purchaser, which shall not be unreasonably withheld.

b.                                      Members.  With respect to the Members who hold memberships as described on Exhibit L, Purchaser, on behalf of itself and its successors and assigns, agrees to honor such memberships (including the refundability obligations of any related membership initiation fees) as they are described and defined on Exhibit L.

c.                                       Guest Property in Seller’s Possession on Closing Date.  Property of guests and members of the Club Facilities in Seller’s care, possession or control (e.g., golf clubs) on the Closing Date shall be handled in the following manner:  all guest and member baggage and other property checked and left in the possession, care and control of Seller shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the Closing Date (such property, “Patron Property Inventory”).  A list of the Patron Property Inventory is or will be attached hereto as Exhibit 5.4(c).  Purchaser shall be responsible from and after the Closing Date for all Patron Property Inventory, and Purchaser agrees to indemnify, defend, and hold Seller harmless from and against any claim arising out of or with respect to the Patron Property Inventory.  Seller shall be responsible for all matters accruing prior to the Closing Date for all Patron Property Inventory, and Seller agrees to indemnify, defend, and hold Purchaser harmless from and against any claim arising out of or with respect to the Patron Property Inventory accruing or arising prior to closing.

5.5                                 Seller’s Covenants.  In addition to other covenants of Seller contained in this Agreement, Seller covenants and agrees as follows:

a.                                       After the Effective Date, Seller shall enter into no leases or agreements affecting the Property or rent any portion of the Property, unless approved by Purchaser.

b.                                      Prior to the Closing Date, Seller agrees to give Purchaser reasonable access to the Club Facilities, Club Employees, and the records of the Club Facilities.

c.                                       From the Effective Date hereof until the Closing Date, the Seller shall operate the Club Facilities in a commercially reasonable manner at least consistent with existing operational practices.

5.6                                 Conditions to Seller’s Obligations.  Seller’s obligations to close the transactions contemplated under this Agreement are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Seller Closing Conditions”):

a.                                       Seller Board Approval.  Seller shall have obtained approval from the relevant board of directors for the transaction contemplated in this Agreement, although if Seller does not provide notice to Purchaser that such approval has not been obtained on or before the third (3rd) business day after the Effective Date (the “Board Approval Date”), this condition will no longer be deemed a Seller Closing Condition; provided, however, if the terms of this Agreement are amended after the end of the Board Approval Date, Seller reserves the right to obtain approval from its board of directors with respect to the amendment within five (5) business days after the amendment is agreed upon by Seller and Purchaser.  Prior to the Closing Seller shall deliver to Purchaser documents reasonably requested by Purchaser that evidence the Seller Board Approval.

b.                                      Receipt of the Purchase Price.  Purchaser shall have paid the Purchase Price to Seller pursuant to Section 2.

c.                                       Purchaser’s Deliveries. Purchaser shall have delivered to Seller all of the Closing Documents, settlement statement, and other items required by the terms of this Agreement.

d.                                      Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing (unless such representation or warranty is made expressly as of another date).

e.                                       Covenants and Obligations. Purchaser shall have performed its covenants and obligations under this Agreement in all material respects.

The Seller Closing Conditions are for the benefit of Seller, and Seller shall have the right to waive any of the Seller Closing Conditions at or prior to Closing.

5.7                                 Conditions to Purchaser’s Obligations.  Purchaser’s obligations to close the transactions contemplated under this Agreement also are subject to the satisfaction at or prior to Closing of the following conditions precedent (the “Purchaser Closing Conditions”):

a.                                       Seller’s Deliveries. Seller shall have delivered to the Title Company all of the closing documents and other items set forth in Section 6.7.

b.                                      Representations and Warranties. The representations and warranties made by Seller in this Agreement (as the same may be updated pursuant to the terms hereof) shall be true and correct in all material respects as of the Closing (unless such representation or warranty is made expressly as of another date).

c.                                       Covenants and Obligations. Seller shall have performed its covenants and obligations under this Agreement in all material respects.

d.                                      Title Policy. The Title Company shall have committed to issue an owner’s title insurance policy to Purchaser and mortgagee title insurance policy to Purchaser’s lender together with requested endorsements in accordance with the Title Commitment, insuring Purchaser’s fee simple interest in the Property as of the Closing Date, with gap coverage from the last title update prior to Closing through the date of recording, and as otherwise set forth in Section 4.2.

The Purchaser Closing Conditions are for the benefit of Purchaser, and Purchaser shall have the right to waive any of the Purchaser Closing Conditions at or prior to Closing.

5.8                                 Condition Precedent to the Obligations of Both Seller and Purchaser. The respective obligations of Seller to close the transaction contemplated under this Agreement are subject to the satisfaction at or prior to the Closing of the following condition precedent (the “Mutual Closing Condition”):

a.                                       Adverse Proceedings. No preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any governmental authority, and no applicable law shall have been enacted (or passed which upon enactment) which would make illegal or invalid or otherwise prevent the consummation of the transaction contemplated under this Agreement.

5.9                                 Frustration of Closing Conditions. Seller and Purchaser may not rely on the failure of the Seller Closing Conditions or Purchaser Closing Conditions, respectively, if such failure was caused by such Party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur.

5.10                           “AS IS” Nature of Sale.  Except as otherwise set forth in this Agreement, Purchaser acknowledges and agrees that Seller has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future of, as to, concerning or with respect to: (a) the value, nature, quality or condition of the Conveyed Property, including, without limitations, the water, soil and geology; (b) the income to be derived from the Conveyed Property; (c) the suitability of the Conveyed Property for any and all activities and uses which Purchaser may conduct thereon; (d) the compliance of or by the Conveyed Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body; (e) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Conveyed Property; (f) the manner or quality of the construction of materials, if any, incorporated into the Conveyed Property, and specifically, that except as otherwise set forth in this Agreement, Seller has not made, does not make, and specifically disclaims any representations regarding compliance with any environmental protection, pollution or land use laws, rules, regulations, order or requirements, including, without limitation, the presence of any asbestos, petroleum and petroleum by-products, UREA formaldehyde foam insulation, polychlorinated biphenyls, lead paint, radon, any and all substances now or hereafter designated as “hazardous waste”, “toxic substances”, “solid waste”, “toxic pollutant”, “pollutant” as defined by any Environmental Laws (as hereinafter defined), and any substance now or hereafter regulated by any Environmental Laws (said substances are collectively herein defined as “Environmental Contaminants”).  “Environmental Laws” shall mean the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., and any regulations promulgated thereunder; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and any regulations promulgated thereunder; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and any regulations promulgated thereunder; the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and any regulations promulgated thereunder; the Clean Air Act, 42 U.S.C. § 7401 et seq., and any regulations promulgated thereunder; the Clean Water Act, 33 U.S.C. § 1251 et seq., and any regulations promulgated thereunder; any amendments to the foregoing statutes and regulations; and any other similar statute, regulations or ordinance now or hereafter enacted.  Purchaser further acknowledges and agrees that having been given the opportunity to inspect the Conveyed Property, Purchaser is relying solely on its own investigation of the Conveyed Property and not on any information provided or to be provided by Seller.  Purchaser further acknowledges and agrees that any information prepared by persons other than Seller which is provided or to be provided by or on behalf of Seller with respect to the Property including, without limitation, any reports (including without limitation any environmental assessments reports), maps, or documents provided to Purchaser, were obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information.  Seller is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Conveyed Property, or the operation thereof, furnished by any real estate broker, agent, employee, servant or other person.  Purchaser further acknowledges and agrees that to the maximum extent permitted by law, that except as otherwise set forth in this Agreement, the sale of the Conveyed Property as provided for herein is made on an “AS IS” and “WHERE IS” condition and basis and “WITH ALL FAULTS”.  Purchaser and anyone claiming by, through or under Purchaser hereby fully and irrevocably releases Seller, its employees, officers, directors, representatives and agents from any and all claims that it may now have or hereafter acquire against Seller, its employees, officers, directors, representatives and agents for any cost, loss liability, damage, expense, demand, action or cause of action arising from or related to any construction defects, errors, omissions or other conditions, Environmental Contaminants, Environmental Laws or other environmental matters.  Unless Seller and Purchaser specifically agree otherwise in writing, it is understood and agreed that the Purchase Price has been adjusted by Seller to take into account the “AS IS” and “WHERE IS” nature of the Conveyed Property and the Conveyed Property is being purchased by Purchaser subject to the foregoing and any specific disclosures made pursuant to any other paragraph of this Agreement.   The provisions of this Section 5.10 shall survive the Closing.

Purchaser’s Initials: WM

5.11                           Amendment of Seller Due Diligence Materials; Knowledge.  Notwithstanding anything to the contrary in this Agreement, Seller shall have the right to amend and supplement the Seller Due Diligence Materials provided pursuant to this Agreement from time to time prior to the Closing, and shall so amend and supplement the Seller Due Diligence Materials at the Closing before delivery of the Closing Documents to the extent that (i) such information changes after the date of delivery of the Seller Due Diligence Materials as a result of operation of the Property in accordance with the terms of this Agreement, or (ii) Seller as of the date the Seller Due Diligence Materials were delivered did not have knowledge of the matter being disclosed in such amendment or supplement, in each case by providing a written copy of such amendment or supplement to Purchaser.  Upon the notice and delivery to Purchaser of any amended or supplemented Seller Due Diligence Materials pursuant to clause (i) above, all obligations of the parties shall remain unchanged.  Upon notice and delivery to Purchaser of any amended or supplemented Seller Due Diligence Materials pursuant to clause (ii) above, Purchaser shall have ten (10) business days to review such Seller Due Diligence Materials and to provide written notice to Seller that it elects to terminate this Agreement, although Purchaser shall only have the right to terminate this Agreement if the information contained in the Seller Due Diligence Materials creates a previously undisclosed material obligation for Purchaser or adversely impacts the Property in a previously undisclosed material manner.

If Purchaser has knowledge prior to Closing of a breach of any representation or warranty made by Seller in this Agreement and Purchaser nevertheless elects to close this transaction, such representation or warranty by Seller with respect to such matter shall be deemed to be modified to reflect such Purchaser’s knowledge.  Purchaser acknowledges that any information and documents regarding the Property that are provided to Purchaser are subject to the terms of Section 5.10 herein, including without limitation the express disclaimers and releases provided in Section 5.10.  Purchaser agrees that any disclosure by Seller does not imply that Seller has disclosed all information concerning the Conveyed Property nor does Purchaser have the right to infer such.  Purchaser acknowledges that it has had the time and opportunity to conduct the due diligence review and investigation that it deems necessary or appropriate with regard to the purchase of the Conveyed Property.  Purchaser shall be deemed to have accepted the Property in its “AS IS” and “WHERE IS” condition and “WITH ALL FAULTS” without any obligation upon Seller to cure any circumstances or conditions concerning the Property, unless specifically agreed otherwise in writing.  The provisions of this Section 5.11 shall survive the Closing.

ARTICLE VI

Closing Matters

6.1                                 Closing, Default, Prorations and Expenses.

a.                                       Closing.  Subject to the conditions set forth heretofore and hereinafter, the closing of this transaction (the “Closing”) shall take place on the Closing Date.  The Closing shall be conducted in a manner so that all documents and closing statements are executed in counterpart by each of the parties, and delivered to the Title Company prior to or on the Closing Date.  The obligation of Purchaser to close the transaction contemplated herein is contingent upon title to the Property being shown to be good and marketable, subject only to the Permitted Exceptions, and the Title Company committing to issue a title policy in the form required hereunder and all other conditions precedent to Closing having been satisfied.

b.                                      Termination of Agreement; Default.  If this Agreement is terminated solely due to Purchaser’s failure to perform or close the transaction hereunder, except as permitted pursuant to the terms and conditions hereof, then as Seller’s sole remedy and upon notice to Purchaser, Seller may declare this Agreement terminated, and Escrow Agent shall pay over to Seller the Earnest Money as liquidated damages, and thereupon the parties hereto shall be relieved of all obligations hereunder.  If this Agreement is terminated due to Seller’s failure to perform or close the transaction hereunder, then Purchaser may sue for specific performance only, but not for damages.  The remedies set forth in this Section shall be the sole and exclusive remedies of the parties.

c.                                       Closing Costs.  Seller shall pay for (i) the cost of recording the deed (including deed recording fees and/or any other transfer taxes), (ii) one-half (1/2) of any escrow fees and costs, (iii) the cost of obtaining the Title Commitment and the Owner’s Policy of title insurance, and (iv) Seller’s attorneys’ fees.  Purchaser shall pay for all other costs of Closing, including, without limitation, (i) one-half (1/2) of any escrow fees, (ii) those costs, if any, related to financing (including any mortgage intangibles tax or fee), (iii) environmental updates and surveys, (iv) the costs of any endorsements to the Title Commitment and the Owner’s Policy, (v) any costs of hydrology, water, and well reports, and (vi) and Purchaser’s attorneys’ fees.

6.2                                 Adjustments and Prorations.  The matters, revenues and expenses of the Conveyed Property shall be apportioned between Seller and Purchaser or, where applicable, credited in total to a particular party as of the Closing Date.  In connection therewith, Seller and Purchaser shall jointly prepare a preliminary closing statement (“Preliminary Statement”), which shall show the net amount due to Seller or Purchaser, as the case may be, as a result of the adjustments and prorations set forth herein.  Escrow Agent, for purposes of Closing, shall be entitled to rely upon the information set forth in the Preliminary Statement.  As soon as practicable after the Closing Date, but in no event later than the date which is sixty (60) days after the Closing Date, Seller and Purchaser shall jointly prepare a final closing statement (“Final Statement”) and reconcile any differences between the Preliminary Statement and the Final Statement.

a.                                       Taxes.  All real and personal property taxes and special assessment district fees shall be prorated as of the Closing Date. If such taxes or special assessments for the tax year in which the Closing occurs have not been finally determined on the Closing Date, then such taxes shall be prorated on an estimated basis using the most current information available.  When such taxes or special assessments have been finally determined, the parties shall recalculate such prorations and any amount payable by Seller or Purchaser shall be paid to the other party in accordance with the terms of Section 6.5 below.  Certified, confirmed and ratified special assessment liens imposed by public bodies prior to the Effective Date shall be the obligation of the Purchaser. Additionally, Seller agrees to be responsible for all sales taxes, withholding taxes, South Carolina lease taxes, intangible taxes, and other taxes and assessments related to the Club Facilities arising prior to the Closing Date.  Prior to Closing, Seller shall provide Purchaser with copies of all South Carolina Gross Receipts Tax Returns (Form CRS-1) for each of the twelve months preceding the Closing, together with evidence of payment of the gross receipts tax due under those returns (the “Gross Receipts Tax Information”.  A list of all outstanding taxes or special assessments related to the Club Facilities is more particularly described in Exhibit 6.2(a).

b.                                      Food and Beverages/Pro Shop Inventory.                  All Food and Beverages and Pro Shop Inventory shall be conveyed to Purchaser on the Closing Date at the Food and Beverages Cost and Pro Shop Inventory Cost, respectively, which shall be in addition to the Purchase Price.  A list of Food and Beverages and Pro Shop Inventory, along with a list of Purchase Orders or other evidence of cost related to applicable Food and Beverages items and Pro Shop Inventory items is attached hereto as Exhibit 6.2(b).

c.                                       Telephone Numbers and Fax Numbers.  Purchaser agrees to assume title to, payment for, and responsibility of the telephone numbers and fax numbers related to the Club Facilities as of the Closing Date and a list of all such items is more particularly described in Exhibit 6.2(c) attached hereto.

d.                                      Utility Charges.  Utility charges for telephone, gas, electricity, sewer, water, and other services shall not be prorated to the extent that Seller can make arrangements for the rendering of final bills based on meter readings as of the Closing Date.  Seller shall be responsible for the payment as of the Closing Date of all bills for utility charges up to and including the Closing Date.  To the extent that utility bills cannot be rendered as of the Closing Date, such charges for the period through the Closing Date shall be prorated as of the Closing Date based upon the most recent available bills and readjusted on the basis of the actual bills as and when received.  Upon such readjustment, the utility charges payable by Seller and not paid by the Closing Date shall be promptly paid by Seller.  Any utility deposits shall be transferred to Purchaser and credited to Seller as of the Closing Date.

e.                                       Operating Expenses and Trade Accounts.  Seller shall be responsible for all liabilities, obligations, operating expenses and trade accounts related to the Club Facilities incurred by Seller (including all charges and fees payable, if any, under the Club Contracts and all amounts, if any, payable to third-party contractors and other parties for any additions, alterations or improvements to the Club Facilities whether completed before or to be completed after the Closing Date) up to the Closing Date (the “Payables”) and a list of such Payables is attached hereto as Exhibit 6.2(e).  To the extent the amounts of such items for which Seller is responsible are then known, Seller shall pay such Payables as of the Closing Date for all Taxes, and any other Payables, which if the same were not paid, would create a lien on the Club Facilities or would materially adversely affect Purchaser’s ability to operate the Club Facilities as they are currently being operated.  Seller shall pay all other Payables in due course.  All liabilities, obligations, operating expenses and trade accounts accruing after the Closing Date (“Post-Closing Expenses”) which are not the responsibility of Seller as otherwise provided under this Agreement shall be the responsibility of Purchaser.

f.                                         Rents.  All rentals under the Space Leases (including fixed and percentage rents and charges in respect of electricity, operating expenses and taxes) shall be prorated as of the Closing Date if, as and when collected.  If there are any arrearages under the Space Leases as of the Closing Date, any rents collected by Seller or Purchaser after the Closing Date with respect to such Space Leases shall be applied first to current rent due, second to any arrearages for the months after the calendar month in which the Closing occurs, third to any arrearages for the calendar month immediately preceding the calendar month in which the Closing occurs, and fourth to any other arrearages.  Payments from Sellers for electricity, operating expenses and taxes which are billed to Sellers in arrears or on an estimated basis shall be prorated on such basis and readjusted if, as and when such amounts are finally determined and collected.  Seller shall not receive a credit at closing for any rents not actually received.

g.                                      Employees.  Wages and fringe benefits of Club Employees shall be prorated as provided in Section 6.3.

h.                                      Security Deposits; Banquets, Outings, and League Play; Gift Certificates; Handicap Fees; Prepaid Membership Deposits; Trade Outs.  Any sums held by Seller as a security deposit, if any, due to the depositor, together with interest thereon, for the rental, use of or any services relating to the Club Facilities (or any portion thereof), including, without limitation, prepaid and unearned tee time, banquet, outing, league play, locker or storage fees, and other deposits for periods after the Closing Date (the “Security Deposits”), shall be paid over and assigned to Purchaser on the Closing Date.  As between Purchaser and Seller, Purchaser shall assume all obligations of Seller with respect to such Security Deposits actually assigned over to and paid to Purchaser on the Closing Date.  Additionally, Purchaser agrees to assume the Seller’s obligations under any (i) prepaid annual membership deposits or dues (the “Prepaid Membership Deposits”) provided Purchaser is given credit for such an amount on the Closing Date, (ii) handicap fees paid in advance or gift certificates for future play on the Club Facilities or food and beverage service at the Club Facilities provided Purchaser is given credit for such an amount as of the Closing Date, and (iii) any trade outs or other agreements whereby the Seller has agreed to provide certain services in lieu of payment made by members, trade vendors, or other third-party payors (“Trade-Outs”) provided such handicap fees, gift certificates, and Trade Outs are disclosed in Exhibit 6.2(h).  A list of all Security Deposits and Prepaid Membership Deposits along with a list of any related scheduled tee times, banquets, outings, or league play and any gift certificates and Trade Outs is attached hereto as Exhibit 6.2(h).

i.                                          Prepaid Expenses and Utilities Security Deposits.  All expenses (including permit and inspection fees, license fees, and regulatory fees) prepaid for periods after the Closing Date, and all utilities security and other deposits paid by Seller to third parties for which the right to the return of any such sums is transferred to Seller as of the Closing Date (without any offsetting claim or liability) shall be credited to Seller as of the Closing Date.  A list of such prepaid expenses is attached as Exhibit 6.2(i).

j.                                          Cash.  All cash on hand in house banks (including the general manager’s petty cash fund) on the morning of the Closing Date shall not constitute Conveyed Property and, if Seller and Purchaser so elect in writing, it shall become the property of Purchaser and the amount thereof shall be credited to Seller at the Closing.

k.                                       Accounts Receivable.  All those accounts receivable which were accrued and earned in connection with the operation of the Club Facilities prior to the Closing Date (hereinafter “Receivables”) shall be deemed the property of Seller and the right to collect the Receivables retained by Seller. As of the Closing Date, the Seller shall deliver to Purchaser a detailed list of all of said Receivables, and the list of Receivables is more particularly described in Exhibit 6.2(k).  If the actual amount of Receivables is not known on the Closing Date, the list shall be based on the Receivables in existence on the most recent date prior to the Closing Date that the Receivables may be practicably determined, and the list updated after the Closing.  Irrespective of Seller’s ownership of the Receivables, for ninety (90) days after the Closing, Purchaser shall provide appropriate notices as to the Receivables to the parties who are obligated therefore and seek to collect the same as part of normal billing and collection practices.  As funds are received by Purchaser from each such party, Purchaser shall credit the received funds first to the portion which constitutes a Receivable due Seller from such party by remitting the same to Seller within ten (10) days of the end of each calendar month.  At the end of the third full calendar month after the Closing (the “Collection Period”), unless otherwise agreed by Purchaser and Seller, Purchaser shall have no further obligation with respect to the Receivables and Seller shall be solely responsible for all further collection activities related thereto; provided, however, that should any payments expressly designated as a payment related to a Receivable be received by Purchaser after the Collection Period, 100% of such amounts shall be promptly remitted to Seller, and, provided further, upon notice from Seller, Purchaser shall suspend the membership privileges of any member whose Receivables account remains unpaid at the end of the Collection Period until such time as that member’s Receivables account has been satisfied.

l.                                          Member Deposits.  All deposits and fees paid in advance in connection with the annual memberships shall be prorated based on a calendar year ending December 31 (or such other applicable time period if the calendar year is not the applicable period).  In addition, anything to the contrary contained herein notwithstanding, Seller shall remit to Purchaser at Closing the initiation fees and/or membership deposits received by Seller from all persons who became members of the Club after June 30, 2008 and prior to the Closing (the “New Members”) so long as the New Members are entitled to receive from Purchaser a 100% credit for all sums paid as initiation fees or membership deposits against amounts due for equity memberships in Purchaser should the New Members elect to acquire equity memberships in Purchaser.  Purchaser is not entitled to any credit for initiation fees paid on or before June 30, 2008.

m.                                    Revenues.  All Revenues (excluding amounts that are treated as Receivables in accordance with Section 6.2(k) above) from the use and operation of the Club Facilities shall be prorated as of the Closing Date.  Seller shall have the right to and shall receive an amount equal to any Revenues accrued as of the Closing Date and not previously received by Seller, and Purchaser shall have the right to and shall receive an amount equal to any revenues relating to the Club Facilities for periods accruing from and after the Closing Date and actually collected by the Seller prior to the Closing Date.

6.3                               Staff.

a.                                       Seller shall be responsible for paying all wages and fringe benefits (including, but not limited to, accrued vacation pay, sick pay and payroll taxes, and any employee incentive bonus programs) through the Closing Date, and to the extent that any such Club Employees’ wages and/or fringe benefits are not so paid by Seller prior to the Closing Date, then such wages and/or fringe benefits for Club Employees who are rehired by Purchaser on or after the Closing Date, upon such notice as is required below, shall be apportioned as provided in this Agreement below.  Specifically, (i) wages accrued as of the Closing Date shall be paid by Seller on or before the Closing Date as if the Club Employees to which such wages relate were terminated as of the Closing Date and not rehired by Purchaser (i.e., whether or not the Club Employee is hired by Purchaser at or after the Closing Date), (ii) fringe benefits (including, but not limited to, accrued vacation pay, sick pay and payroll taxes) for any Club Employees who are rehired by Purchaser shall be calculated and prorated for the benefit of Purchaser as of the Closing Date and Purchaser shall assume the obligation to pay such fringe benefits thereafter (e.g., if a Club Employee who is rehired by Purchaser were to receive 7 days of vacation pay per year and Purchaser agrees to honor the accrued vacation schedule for such employee as hereinafter set forth but the right to receive such 7 days of vacation pay did not vest until after 1 year of service and such Club Employee had only been employed for 6 months, an amount shall be prorated and credited to Purchaser equal to one-half of such 7 days of vacation pay), although Seller agrees to remain responsible for any payments which may have accrued prior to the Closing Date for any employee incentive program, and (iii) fringe benefits (including, but not limited to, accrued vacation pay, sick pay and payroll taxes) for any Club Employees who are not rehired by Purchaser and that are vested as of the Closing Date shall remain the responsibility of Seller, and Purchaser shall have no obligation or liability of any nature whatsoever with respect thereto.  For purposes of determining the proration credit to be given to Purchaser hereunder, Purchaser shall provide Seller with a written list of all Club Employees that Purchaser will rehire on or after the Closing Date no later than three (3) business days prior to the Closing Date.  A list of all Club Employees is attached hereto as Exhibit 6.3 and Purchaser agrees that it shall honor the accrued vacation schedule for all Club Employees as more particularly described in Exhibit 6.3.

b.                                      Seller shall terminate all Club Employees as of the Closing Date.  Purchaser shall, before the Closing Date, consider in good faith hiring each Club Employee desiring to be hired as of the Closing Date and shall provide Seller with the list of Club Employees it intends to rehire as provided in the last sentence of subsection (a) above.  Seller agrees to cooperate with Purchaser so that Purchaser may distribute a letter or other appropriate forms to Club Employees to determine if each such employee wishes to apply to work for Purchaser at the Club Facility which employs such Club  Employee after the Closing Date.  Such letter or other forms may request that any Club  Employee wishing to be considered for employment agree to allow Purchaser to review the Club Employee’s personnel file.  If Purchaser requests access to the personnel files of the Club Employees, Seller agrees to allow Purchaser to review such personnel files, subject to each Club Employee’s written consent with Seller’s approval of the form thereof, and to permit the transfer to Purchaser of the personnel files and medical files of any Club  Employee offered employment by Purchaser, again subject to the written consent of each affected Club  Employee.  Seller shall use its best efforts to have dismissed with prejudice, prior to the Closing Date, any and all litigation existing as of or arising after the Effective Date involving past or present Club Employees and/or union or labor disputes.  In the event that Seller is not successful in causing the dismissal of such litigation prior to the Closing Date, then Seller shall indemnify and hold Purchaser harmless in accordance with the applicable terms of this Agreement from and against any Loss that may be incurred by, or asserted against, Purchaser after the Closing Date which involves any matter relating to a past or present Club  Employee and/or union or labor disputes concerning acts or omissions occurring prior to the Closing Date; provided, however, Purchaser shall have the sole right, at Purchaser’s election, after the Closing Date, to supervise and direct any such litigation and to use counsel of Purchaser’s choosing (whether or not counsel for such litigation had been retained by Seller prior to the Closing Date).  Nothing in this Agreement shall require (a) Purchaser to assume any obligations under any employee benefit plans currently maintained for Club Employees unless otherwise required by law or (b) Purchaser or its management company to continue to employ any Club  Employee hired by either of them for any specified period of time after the Closing Date.

6.4                                 General Proration Provisions.  All prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in the month and a three hundred sixty five (365) day year.  Purchaser and Seller shall cause their respective representatives to make such inventories, examinations and audits of the Club Facilities, Conveyed Property, and of the books and records of the Club Facilities, as the parties may deem necessary to make the adjustments and prorations required under this Article. Based upon such audits and inventories, the Seller will prepare (with the assistance and cooperation of Purchaser) and deliver on or before the Closing Date, the closing statements setting forth the foregoing prorations and adjustments.  The closing statements shall contain Purchaser’s and Seller’s best good faith estimates of the amounts of the items requiring prorations and adjustments pursuant to this Section.  Purchaser and Seller shall have the right to approve the closing statements, which approval shall not be unreasonably withheld or delayed.  The amount set forth on the closing statement shall be the basis upon which the prorations and adjustments provided for herein shall be made on the Closing Date.  The net proration amount shown on the closing statement shall be paid, in cash, by Seller or Purchaser, as the case may be, to the other on the Closing Date.

6.5                                 Post-Closing Date Adjustments.  Within sixty (60) days following the Closing Date, Purchaser and Seller will cooperate in preparing the Final Statement setting forth the final determination of all the items including the closing statements.  In the event that, at any time, within the said sixty (60) day period, either party discovers any items that should have been included on the closing statements but were omitted therefrom, such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the closing statement.  The foregoing limitation shall not apply to any item which, by its nature, cannot be finally determined within the time period specified (such as real property taxes); provided, that, no further adjustments shall be made in any event beyond twelve (12) months after the Closing Date.  The terms and provisions of this Section 6.5 shall survive the Closing Date for a period of six (6) months after the Closing Date.

6.6                                 Limitation on Assumption of Liabilities.  The Seller shall transfer the Conveyed Property to the Purchaser free and clear of all liens and encumbrances except the Permitted Exceptions and without any assumption of liabilities and obligations by Purchaser except as specifically set forth herein.  Purchaser shall not, by virtue of its purchase of the Property, assume or become responsible for any liabilities or obligations of the Seller, unless it expressly agrees to do so in writing.

6.7                                 Closing Documents.

a.                                       Seller and Purchaser agree to execute and deliver to each other such documents at Closing as are reasonably required by Seller and Purchaser to close this transaction, including the following enumerated documents, all of which documents shall be subject to the reasonable approval of counsel for Seller and Purchaser and shall be executed by Seller and Purchaser and affiliated parties, as applicable (the “Closing Documents”):

i.                                          Special Warranty Deed(s) for the Conveyed Property (the “Deed”), by each of GTA and Stonehenge, in the form more particularly described in Exhibit D attached hereto and made a part hereof;

ii.                                       To the extent that a new survey shows any variance from the surveys referenced in Exhibit A, Quit Claim Deed(s) with description conforming to any new survey,

iii.                                    A Bill of Sale and Assignment (the “Bill of Sale”), by Seller, in the form more particularly described in Exhibit F attached hereto and made a part hereof, transferring all of Seller’s Tangible Personal Property located on the Property;

iv.                                   An Assignment of Intangible Property (the “Assignment of Intangible Property”), by Seller, in the form more particularly described in Exhibit G attached hereto and made a part hereof, transferring all of Seller’s Intangible Property related to the Property;

v.                                      If necessary, the Right of Occupancy and Management Agreement executed by the holder of the Liquor Licenses at the Club Facilities and Purchaser (or its permitted assigns);

vi.                                   A Certificate of Exemption (FIRPTA Affidavit);

vii.                                Execute and deliver to Purchaser and the Title Company an Owner’s Affidavit in sufficient form and substance so as to allow the Title Company to remove the “gap” exception, the mechanic’s lien exception and parties-in-possession exception from the Title Policy and a Warranty, Indemnification and Hold Harmless Agreement against any and all claims, liens or encumbrances on account of any of the same;

viii.                             Execute and deliver instruments reasonably satisfactory to Purchaser and the Title Company reflecting the proper power, good standing and authorization for the sale of the Property from Seller to Purchaser and the execution and delivery of all documents hereunder;

ix.                                     An Assignment of Club Documents (the “Assignment of Club Documents”), by each of GTA and Stonehenge, in the form more particularly described in Exhibit N attached hereto and made a part hereof;

x.                                        A South Carolina Department of Revenue tax compliance certificate as to Seller’s payment of all taxes then due and payable, dated within thirty (30) days prior to Closing, and

xi.                                     Such other documents as may be reasonably necessary to effectuate the provisions of this Agreement.

ARTICLE VII

Risk of Loss/Casualty/Condemnation

7.1                                 Condemnation and Casualty.  Seller shall promptly notify Purchaser of any condemnation proceeding filed or any casualty to the Conveyed Property occurring prior to Closing.

a.                                       Condemnation.  If any condemnation proceeding filed prior to the Closing may result in the loss of all or any portion of the Club Facilities, then this Agreement shall, at Purchaser’s sole election, either (i) continue in effect without modification of the terms thereof, in which event, upon the Closing, Purchaser shall be entitled to any compensation, awards, or other payments or relief resulting from such condemnation proceeding, or (ii) terminate by Purchaser’s written notice to Seller delivered within five (5) days after receipt by Purchaser of notice of such condemnation and all obligations, duties, rights and entitlements of Seller and Purchaser shall terminate.

b.                                      Casualty.  In the event of fire, casualty or any other damage of any kind whatsoever (insured or uninsured) to the Conveyed Property which (i) would cost $100,000 or more to repair, replace or remediate, or (ii) would require either or both of the golf courses to be closed for three (3) or more days to repair such damage, Purchaser may upon written notice to Seller terminate this Agreement, and all obligations, duties, rights and entitlements of Seller and Purchaser shall terminate.  If Purchaser proceeds to purchase the Conveyed Property after the occurrence of any such casualty (either because Purchaser had no right to terminate hereunder or because Purchaser does not elect to terminate this Agreement), then Seller shall assign all available insurance proceeds to Purchaser and Seller shall pay all applicable insurance deductibles and the parties shall proceed to the Closing pursuant to the terms and conditions hereof, without modification of the terms of this Agreement or the Purchase Price.

ARTICLE VIII

Indemnification

8.1                                 Indemnification by Seller. Seller shall indemnify and hold harmless the Purchaser and its affiliates, and each of their respective shareholders, members, partners, trustees, directors, officers, employees, attorneys, accountants, consultants, and agents, and the successors, assigns, legal representatives, heirs, devisees and donees of each of the foregoing (collectively, the “Purchaser Indemnitees”) from and against any actual (and not contingent) liability, damage (but expressly excluding any consequential and punitive damages), loss, cost or expense, including, without limitation, reasonable attorneys fees and expenses and court costs (collectively, “Losses”) incurred (i) after the Closing to the extent resulting from (a) any inaccuracy or untruth of any representations or warranties made by Seller in this Agreement, and (b) the breach by Seller of any of its covenants or obligations under this Agreement which expressly survive the Closing, or (ii) after the termination of this Agreement to the extent resulting from the breach by Seller of any of its covenants or obligations under this Agreement which expressly survive such termination.

8.2                                 Indemnification by Purchaser.  Purchaser shall indemnify and hold harmless the Seller and its affiliates, and each of their respective shareholders, members, partners, trustees, directors, officers, employees, attorneys, accountants, consultants, and agents, and the successors, assigns, legal representatives, heirs, devisees and donees of each of the foregoing (collectively, the “Seller Indemnitees”) from and against any Losses as defined above incurred (i) after the Closing to the extent resulting from (a) any inaccuracy or untruth of any representations or warranties made by Purchaser in this Agreement, or (b) the breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survive the Closing, or (ii) after the termination of this Agreement to the extent resulting from the breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survive such termination.

8.3                                 Limitations and Other Provisions Related to Indemnification Obligations

a.                                       Survival of Representations and Warranties. The representations, warranties and covenants of Seller and the representations and warranties of Purchaser under this Agreement shall survive the Closing and the delivery of the Deed until the date that is six (6) months from the date of Closing (the “Survival Period”).

8.4                                 Indemnification Procedure.

a.                                       Notice of Indemnification Claim.  If any of the Seller Indemnitees or Purchaser Indemnitees (as the case may be) (each, an “Indemnitee”) is entitled to indemnification under Section 8.1 or 8.2 (each, an “Indemnification Claim”), the Party required to provide indemnification to such Indemnitee (the “Indemnitor”) shall not be obligated to indemnify and hold harmless Indemnitee unless and until such Indemnitee provides written notice to such Indemnitor after such Indemnitee has actual knowledge of any facts or circumstances on which such Indemnification Claim is based or a third-party claim is made on which such Indemnification Claim is based, describing such facts and circumstances or third-party claim with respect to such Indemnification Claim. Notwithstanding the foregoing or anything else to the contrary in this Agreement, (i) to the extent any Indemnitee is seeking indemnification for a breach of any representations or warranties, the Indemnitee shall be entitled to indemnification only for those matters as to which the Indemnitee has given written notice to the Indemnitor prior to the expiration of the applicable Survival Period, and (ii) an Indemnitee shall not be entitled to indemnification to the extent such Indemnitee’s failure to reasonably notify the Indemnitor within a reasonable period in accordance with this Section increases the amount of the indemnification obligation of the Indemnitor or prejudices the Indemnitor’s ability to defend against any third-party Claim on which such Indemnification Claim is based.

b.                                      Resolution of Indemnification Claim Not Involving Third-Party Claim. If the Indemnification Claim does not involve a third-party claim and is disputed by the Indemnitor, the dispute shall be resolved by litigation or other means as the Parties otherwise may agree in writing.

c.                                       Resolution of Indemnification Claim Involving Third-Party Claim. If the Indemnification Claim involves a third-party Claim, the Indemnitor shall have the right (but not the obligation) to assume the defense of such third-party claim, at its cost and expense, and shall use good faith efforts consistent with prudent business judgment to defend such third-party claim, provided that (i) the counsel for the Indemnitor who shall conduct the defense of the Third-Party Claim shall be reasonably satisfactory to the Indemnitee (unless selected by Indemnitor’s insurance company), (ii) the Indemnitee, at its cost and expense, may participate in, but shall not control, the defense of such third-party claim, and (iii) the Indemnitor shall not enter into any settlement or other agreement which requires any performance by the Indemnitee, other than the payment of money which shall be paid by the Indemnitor. The Indemnitee shall not enter into any settlement agreement with respect to the Indemnification Claim, without the Indemnitor’s prior written consent, which consent may be withheld in Indemnitor’s sole discretion. If the Indemnitor elects not to assume the defense of such third-party claim, the Indemnitee shall have the right to retain the defense of such Third-Party Claim and shall use good faith efforts consistent with prudent business judgment to defend such Third-Party Claim in an effective and cost-efficient manner.

d.                                      Accrual of Indemnification Obligation. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall have no right to indemnification against the Indemnitor for any Indemnification Claim which (i) does not involve a third-party claim but is disputed by Indemnitor until such time as such dispute is resolved by court order, written agreement or other means as the parties otherwise may agree in writing, or (ii) which involves a third-party claim until such time as such third-party claim is concluded, including any appeals with respect thereto.

e.                                       Exclusive Remedy. Except for claims based on fraud, the indemnification provisions in this Agreement shall be the sole and exclusive remedy of any Indemnitee with respect to any claim for Losses arising from or in connection with this Agreement.

f.                                         Liability under Deed.  Purchaser agrees that if Purchaser has any right or claim against Seller pursuant to the warranties in the Deed delivered by Seller to Purchaser, Purchaser shall first assert its claim against the Title Company pursuant to the Title Policy prior to bringing any claim or action against Seller in respect of such warranties.

ARTICLE IX

Miscellaneous

9.1                                 Liquor Licenses.  Seller will cooperate in all reasonable respects (which shall include, without limitation, supplying information known to Seller and execution of such reasonable documents as may be legally required) with Purchaser in connection with Purchaser’s application (the “Liquor Applications”) for alcoholic beverage licenses (the “Liquor Licenses”).  Purchaser shall diligently and in good faith proceed with the Liquor Applications to secure Liquor Licenses to be effective from and after the Closing Date. On or before the Closing Date, Seller shall execute such written agreements, statements and/or forms as may be reasonably required to terminate Seller’s Liquor Licenses.  The terms of this Section 9.1 shall survive the Closing Date.

9.2                                 Notice.  Notices hereunder shall be deemed properly delivered when and if personally delivered, sent by (a) facsimile, (b) a nationally recognized overnight delivery service (e.g. FedEx, UPS Overnight Delivery, or Airborne), or (c) registered or certified mail, return receipt requested, postage prepaid, to the parties as set forth below (notices being deemed given when so deposited in the U.S. Mail).  If Notice is sent to Seller at the address stated above, a copy of the notice must also be sent to Seller’s attorney: Charles Dibble, Esquire, Dibble Law Offices, 1331 Park Street, Suite 200, Columbia, South Carolina 29201-3111 (Mail: P.O. Drawer 1240, Columbia, SC 29202-1240), Telephone: 803-254-0307, Fax: 866-253-0458, email .  If Notice is sent to Purchaser at the address stated above, a copy of the notice must also be sent to Purchaser’s attorney:  Edward G. Menzie, Esquire, Nexsen Pruet, LLC, 1230 Main Street, Suite 700, Columbia, South Carolina, 29201-6220 (Mail: P.O. Drawer 2426, Columbia, SC 29202-2426), Telephone 803-771-8900, Fax 803-727-1479, email .

9.3                                 Broker’s Commission.  Seller represents that it has not engaged or utilized any real estate broker, salesman, agent, or finder in connection with this transaction, and that there is no broker’s commission or any other fee due and owing with respect to the transaction contemplated hereby.  Purchaser represents that it has not engaged or utilized a real estate broker, salesman, agent, or finder in connection with this transaction, and Purchaser represents that there is no broker’s commission or any other fee due and owing with respect to the transaction contemplated hereby.  Each party hereby agrees to indemnify and hold the other harmless from any other claim for a commission or fee by any party arising out of or resulting from an agreement with the indemnifying party.

9.4                                 [Reserved]

9.5                                 Confidentiality Agreement.  Seller and Purchaser are parties to that certain Confidentiality Letter Agreement, dated August 1, 2008 (the “Confidentiality Agreement”).  Upon full execution of this Agreement, the parties shall continue to be bound by the Confidentiality Agreement except as follows:

(a)                                  Purchaser may disclose the terms of this Agreement as deemed necessary or appropriate to make a full disclosure to the Members of the Club and prospective Members, their advisors and representatives (collectively, the “Offerees”) in connection with the offering of membership interests in Purchaser or an affiliated entity that is anticipated to take title to the Club Facilities.

                                                (b)                                 Purchaser may provide to Offerees information of a general nature regarding the Club Facilities deemed material to Offerees in order for Offerees to make an informed decision to participate in the offering, including Purchaser’s business plan for acquisition and operation of the Club Facilities; provided, however, Seller shall be provided with the proposed disclosure information in advance and approves the use thereof, with such approval not to unreasonably be withheld.

(c)                                  A clear disclaimer shall be contained in any written materials provided to Offerees that:

(i)                                     Seller is not in any way responsible for the accuracy of any information provided by Purchaser to Offerees; and

(ii)                                  Seller is not directly or indirectly involved in any offering of any nature conducted by Purchaser.

(d)                                 In addition to the disclaimer referenced above, all subscriptions for interests executed by Offerees shall expressly state that the subscriber acknowledges and agrees that Seller has no involvement or participation whatsoever in any activities of Purchaser and Seller has no responsibility for the accuracy of any information provided to Offerees.

(e)                                  All information disclosed to Offerees shall be as generic as possible so as to minimize divulging information protected by the Confidentiality Agreement yet still make a full disclosure of all material facts related to acquisition and operation of the Club Facilities.

(f)                                    If any detailed disclosure of information protected by the Confidentiality Agreement is requested by Purchaser to permit Purchaser to satisfy its disclosure obligations to Offerees generally, Seller shall not unreasonably withhold consent to Purchaser’s requests so long as the language of the proposed disclosure minimizes any adverse consequences to Seller should Purchaser not acquire the Club Facilities.

(g)                                 Nothing herein is intended to prevent Purchaser from providing pertinent but otherwise confidential information to prospective investors provided each Offeree first signs a confidentiality agreement embracing the terms and conditions of this Section 9.5.

9.6                                 [Reserved].

9.7                                 Backup Offers.  Subject to the rights of the Purchaser as described in this Agreement, Seller shall have the right to discuss, negotiate and accept backup offers for the purchase of the Conveyed Property with third-parties in the event Purchaser and Seller do not proceed to Closing hereunder.

9.8                                 Miscellaneous.

a.                                       Applicable Law.  This Agreement and all questions of interpretation, construction and enforcement hereof, and all controversies hereunder, shall be governed by the applicable statutory and common law of the State of South Carolina.

b.                                      Partial Invalidity.  In the event any term or provision of this Agreement shall be held illegal, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such term and provision shall be valid and shall remain in full force and effect.

c.                                       Assignment.  Purchaser may assign this Agreement to any entity in which Purchaser or an affiliate of Purchaser is a partner, shareholder, officer, director, trustee or beneficiary (including a nonprofit corporation in which the existing members of the Club may become members), but in the event of such an assignment, Purchaser shall not be released from any liability hereunder for any misrepresentation made or breach of any covenant contained in this Agreement occurring prior to the Closing.

d.                                      Entire Agreement.  This Agreement embodies the entire agreement between the parties hereto and supersedes any and all prior agreements and understandings, written or oral, formal or informal.  No modifications or amendments to this Agreement, of any kind whatsoever, shall be a made or claimed by Seller or Purchaser, and no notices of any extension, change, modification or amendment made or claimed by Seller or Purchaser (except with respect to permitted waives of conditions by Purchaser) shall have any force or effect whatsoever unless the same shall be endorsed in writing and fully signed by Seller and Purchaser.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

e.                                       Incorporation of Recitals; Counterparts; Captions.  This Agreement may be executed in counterparts, each of which shall be deemed an original.  The captions are for convenience of reference only and shall not affect the construction to be given any of the provisions hereof.  The Recitals set forth at the beginning of this Agreement are incorporated herein and made a part hereof.

f.                                         Waivers; Extensions.  No waiver or any breach of any agreement or provisions herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provisions herein contained.  No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

g.                                      Time.  Time is of the essence of this Agreement.

h.                                      Attorneys’ Fees.  In the event of any litigation arising out of this Agreement or the transaction contemplated hereunder, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and costs, both at the trial and appellate levels.

i.                                          Exhibits.  All Exhibits attached hereto are incorporated herein by reference as if fully set forth herein; provided, however, in the event that at the time of the execution of this Agreement any of the Exhibits to be attached are incomplete, the parties shall use their best efforts to complete such Exhibits at the earliest possible date, but in any event such Exhibits shall be completed and attached to this Agreement prior to ten (10) business days after the Effective Date.  If any Exhibits are subsequently changed by the mutual written agreement of the parties, the Exhibits shall be modified to reflect such change or changes and initialed by the parties.

j.                                          Indemnification Limitation.  To the extent, if at all, Article 8  is applicable to any agreement to indemnify, defend and hold harmless set forth in this Agreement, such agreement and obligation shall not extend to liability, claims, damages, losses or expenses, including attorneys fees, arising out of (a) the preparation or approval of maps, drawings, opinions, reports, surveys, change orders, designs or specifications by the indemnitee, or the indemnitee’s agents or employees; or (b) the giving or the failure to give directions or instructions by the indemnitee, or the indemnitee’s agents or employees, where such  giving or failure to give  directions or instructions is the primary cause of bodily injury or death to persons or damage to or loss of property.

k.                                       Alternate Dispute Resolution.  If a dispute, controversy or claim (whether based upon contract, tort, statute, common law, or otherwise) (collectively a “Dispute”) arises from or relates directly or indirectly to the subject matter of this Agreement, and if the Dispute cannot be settled within ten(10) days through direct discussions between the parties, the parties shall first endeavor to resolve the Dispute by immediately participating in a mediation administered by a mediator selected by mutual agreement of the parties who shall be guided by the Commercial Dispute Resolution Procedures, including Mediation and Arbitration Rules, as amended, of the American Arbitration Association (the “Commercial Arbitration Rules”), before resorting to arbitration.  Thereafter, if any Disputes remain after the mediation, such Disputes shall be promptly resolved by binding arbitration administered by arbitrators with the qualifications set forth below selected by mutual agreement of the parties.  The selected arbitrators shall be guided by applicable provisions of the Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s), after the review rights set forth below have been exhausted, may be entered in any court having jurisdiction.  The arbitration proceedings shall be conducted in Columbia, South Carolina on an expedited basis before a neutral arbitrator (or multiple arbitrators if called for by the Commercial Arbitration Rules).  Each arbitrator shall be an attorney with excellent academic and professional credentials, who (i) is an active member of the Bar of the State of South Carolina, (ii) has been actively engaged in the practice of corporate and commercial law for at least fifteen (15) years, and (iii) has substantial experience in legal matters which are the subject of this Agreement.  Any attorney who serves as an arbitrator shall be compensated at a rate equal to his or her current regular hourly billing rate if he or she is currently practicing.  Upon the request of either party, the arbitrator’s(s’) award shall include findings of fact and conclusions of law provided that such findings may be in summary form.  Either party may seek review of the arbitrator’s(s’) award before an arbitration review panel comprised of three arbitrators qualified in the same manner as the initial arbitrator(s) (as set forth above) selected by mutual agreement.  The right of review shall be deemed waived unless requested in writing within ten (10) days of the receipt by the party seeking review of the initial arbitrator’s(s’) award.  The arbitration review panel shall be entitled to review all findings of fact and conclusions of law in whatever manner it deems appropriate and may modify the award of the initial arbitrator(s) in its discretion. The prevailing party in any arbitration proceeding shall be entitled to an award of all reasonable out-of-pocket costs and expenses (including attorneys’ and arbitrators’ fees) related to the entire arbitration proceeding (including review if applicable).  Upon request of either party, the arbitrator(s) may require that the subject arbitration proceedings be kept confidential and no party shall disclose or permit the disclosure of any information produced or disclosed in the arbitration proceedings until the award is final.  A party shall not be prevented from seeking temporary injunctive relief before a court of competent jurisdiction in an emergency or other exigent situation, but responsibility for resolution of the Dispute shall be appropriately transferred to the arbitrator(s) upon appointment in accordance with the provisions hereof.  If the parties fail to select any required mediator or arbitrator by mutual agreement within five (5) days after a written request for final selection is made by either party to the other, either party may promptly request such appointment by the Chief Administrative Judge for the Fifth Judicial Circuit of the South Carolina Circuit Court, which appointment shall be binding on all parties.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.

WITNESSED:	“SELLER”

GOLF TRUST OF AMERICA, L.P. a Delaware
limited partnership

By: GTA GP, Inc., a Maryland corporation,
its general partner

	By:	/s/Michael C. Pearce
Name: Michael C. Pearce
Title: President and Chief Executive Officer

	Dated:	September 26, 2008

GTA STONEHENGE, LLC,
a South Carolina limited liability company

	By:	/s/Michael C. Pearce
Name: Michael C. Pearce
Title: Manager

	Dated:	September 26, 2008

“PURCHASER”

WCWW COMMITTEE, LLC,
a South Carolina limited liability company

	By:	/s/William A. McDougall
Name: William A. McDougall
Title: President

	Dated:	September 26, 2008

SCHEDULE OF EXHIBITS

Exhibit A	–	Legal Description

Exhibit B	–	List of Tangible Personal Property

Exhibit C	–	List of Intangible Personal Property

Exhibit D	–	Form of Deed

Exhibit E	–	[reserved]

Exhibit F	–	Form of Bill of Sale and Assignment

Exhibit G	–	Form of Assignment of Intangible Property

Exhibit H	–	List of Excluded Assets

Exhibit I	–	List of Permits

Exhibit J	–	List of Space Leases

Exhibit K	–	List of Club Contracts

Exhibit L	–	List of Members and Their Use Rights

Exhibit M	–	[reserved]

Exhibit N	–	Assignment of Club Documents

Exhibit 2.2	–	List of Excluded Obligations

Exhibit 5.1(b)	–	List of Pending or Threatened Litigation or Condemnation Matters

Exhibit 5.1(i)	–	Employee Claim Schedule

Exhibit 5.1(k)		Work which may give rise to Mechanic’s, Materialman’s or Other Liens.

Exhibit 5.4(c)	–	Patron Property Inventory

Exhibit 6.2(a)	–	List of Outstanding Taxes Related to the Club Facilities

Exhibit 6.2(b)	–	List of Food and Beverages and Purchase Orders Related to Food and Beverages; Pro Shop Inventory and Pro Shop Inventory Cost

Exhibit 6.2(c)	–	List of Telephone Numbers

Exhibit 6.2(e)	–	List of Club Payables

Exhibit 6.2(h)	–	List of Security Deposits, Banquets, Outings, and League Play; Handicap Fees; Gift Certificates; and Trade-Outs

Exhibit 6.2(i)	–	List of Prepaid Expenses and Utility Deposits

Exhibit 6.2(k)	–	List of Club Receivables

Exhibit 6.3	–	List of Club Employees; Accrued Vacation for Club Employees